              [METLIFE INVESTORS DISTRIBUTION COMPANY LETTERHEAD]

                                 April 6, 2012

VIA EDGAR

US Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

     Re:  MetLife Insurance Company of Connecticut ("Registrant")
          Form S-3 Registration Statement
          Pre-Effective Amendment No. 1
          File No. 333-178884

Ladies and Gentlemen:

     Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as principal underwriter for certain group or individual modified guaranteed annuity contracts issued by the above-referenced Registrant, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form S-3 to Monday, April 30, 2012, or as soon thereafter as practicable.

                                  Sincerely,

                                  METLIFE INVESTORS DISTRIBUTION CO.

                                  By:
                                     -----------------------------------
                                     Name: Paul M. Kos
                                     Title: Vice President

             [METLIFE INSURANCE COMPANY OF CONNECTICUT LETTERHEAD]

                                 April 6, 2012

VIA EDGAR

US Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

     Re:  MetLife Insurance Company of Connecticut ("Registrant")
          Form S-3 Registration Statement
          Pre-Effective Amendment No. 1
          File No. 333-178884

Ladies and Gentlemen:

     Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as issuer of certain group or individual modified guaranteed annuity contracts, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form S-3 for the above-referenced Registrant to Monday, April 30, 2012, or as soon thereafter as practicable.

                            Sincerely,

                            METLIFE INSURANCE COMPANY OF CONNECTICUT

                            By:
                                --------------------------------------------
                                Name: Bennett Kleinberg
                                Title: Vice President and Senior Actuary